Exhibit 99.1 Press Release

Dhanoa Minerals Ltd. Announces it has Completed Due Diligence on its Second Mine Package in Southern Ecuador and Has Acquired an 80% Interest in the Projects

TORONTO, ONTARIO -- (MARKET WIRE) -- January 23, 2007 -- Dhanoa Minerals Ltd. (OTCBB: DHNA)(FRANKFURT: D7Z) is pleased to announce it has completed the due diligence phase on the three mining projects in southern Ecuador from Grupo Minero Bonanza ("GMB") and has officially acquired an 80% interest in the mines.

As part of the due diligence phase 'Dhanoa' had sent an independent geologist that conducted extensive geological studies, and the Company is very pleased with the results.

Current production within all these three mines is approximately 700 oz/month, translating revenues of over $400,000/month using $600 au/oz price. 'Dhanoa' plans to increase production to approximately 2000oz/month within 5 months by modernizing the plant, purchasing equipment and hiring a larger labor force that will compliment production levels. Internal geologists for 'Dhanoa' are very confident that the project will be a great milestone for the company and are very enthusiastic to put the business plan in action and move forward with the proposed strategy.

This mine package hosts over 850,000 ounces of gold and consists of the Bonanza Mine, Guanache Mine and Mollopongo Mine located in the Bella Rica area in the south western end of Ecuador. All three mines are situated in the western end of the Ecuadorian metallurgical gold belt which from past production and actual reserves hosts over 10 Million ounces of gold.

Southern Ecuador has become a prolific area for mineral exploration/developmental companies. Many of the areas in southern Ecuador are either under explored or completely unexplored. With recent discoveries such as Aurelian Resources (Southern Ecuador) which has a potential 2.8 million ounce reserve and a market cap of approx $600 million there is a mass potential for gold discovery in this region that can be world class.

Paul Roberts, president of Dhanoa states; "Dhanoa is very excited with these three new projects which can increase our overall gold production in the area. There is also a tremendous amount of blue sky exploration potential in the vicinity of these three projects."

Dhanoa has not completed the work necessary to verify the historical classification of the mineral resource estimate and is not treating it as a current resource estimate as defined by Canadian NI 43-101 and therefore the estimate cannot presently be relied upon.

About Dhanoa Minerals Ltd.

Dhanoa Minerals Ltd is a production stage company formed for the purpose of acquiring, exploring, and developing natural resource properties. Activities during the production and exploration stage include further development of the Company's business plan and raising capital. The Company has recently initiated a new program to evaluate undervalued mining projects, in order to achieve our goals of becoming a leading mining company in South America.

Forward Looking Statements

Statements contained in this news release that are not historical facts are forward looking statements that involve risks and uncertainties. Actual results may differ materially from any forward looking statements due to many risk factors which include, but are not limited to, no operating history and no earnings, reliance on the Company's management team, the ability to successfully implement the Company's business plan, the ability to fund the Company's business strategy, competition and general economic conditions. Reference is made to our filings made with the United States Securities and Exchange Commission.

This news release is not intended for Canadian Investors.